CONSENT OF CERTIFIED PUBLIC ACCOUNTANT


Board of Directors
MPM Technologies, Inc.



I consent to the use of my name in regard to the audited financial statements which are included in the
10-KSB Report for MPM Technologies, Inc. for the year ended December 31, 1997.

/s/Terrence J. Dunne

Terrence J. Dunne
Certified Public Accountant